                                                                    EXHIBIT 4.2

                               BOCA RESEARCH, INC.

                   SECOND AMENDMENT OF 1992 STOCK OPTION PLAN

         In accordance with the provisions of Section 19 of the Boca Research, Inc. 1992 Stock Option Plan (the "Plan"), the Plan is hereby amended effective as of the date of stockholder approval hereof, as follows:

         1. Section 2 of the Plan is hereby amended by increasing the number of shares subject to the Plan from One Million Three Hundred Thousand Shares (1,300,000) to One Million Seven Hundred Thousand Shares (1,700,000) of the common stock, par value $.01 per share, of the Corporation.

         2. This Amendment shall take effect as of the date of its adoption by the Board of Directors of Boca Research, Inc. and upon its approval by the Stockholders of Boca Research, Inc. in accordance with the provisions of Section 19 of the Plan.

         3. Except as hereinabove provided, the Plan is hereby ratified and confirmed in all respects.

                                      Boca Research, Inc.


                                      By: /s/ Robert W. Federspiel
                                          -------------------------------------
                                          Robert W. Federspiel
                                          Secretary


Adopted by the Board of Directors: February 6, 1996

Adopted by the Stockholders:       May 20, 1996